Exhibit (n)(6)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Prospectus Supplement dated September 1, 2017, of our report dated August 28, 2017, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in that Prospectus Supplement.

We also consent to the use of our report dated August 28, 2017, relating to the information contained under Senior Securities on pages S-72 - S-74 of that Prospectus Supplement, which report is contained as Exhibit (n)(7) to this post-effective amendment No. 41 to the Registration Statement on Form N-2 (file No. 333-213391) filed on September 1, 2017.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
September 1, 2017